Exhibit 12.1

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges

(Unaudited)

	Years Ended December 31,
	2015	2014	2013	2012	2011
	($ in millions)
Earnings:
Income from continuing operations before taxes(1)	$6.7	$162.7	$250.0	$225.2	$379.4
Add (deduct):
Earnings of non-consolidated affiliates	(1.7)	(1.7)	(2.8)	(3.0)	(9.6)
Distributions from affiliated companies	—	—	1.5	1.3	1.4
Amortization of capitalized interest	2.2	2.2	2.1	1.6	1.4
Capitalized interest	(1.1)	(0.2)	(1.1)	(7.4)	(1.2)
Fixed charges as described below	123.1	67.5	62.0	54.0	49.5

Total	$129.2	$230.5	$311.7	$271.7	$420.9

Fixed charges:
Interest expensed and capitalized	$98.1	$44.0	$39.7	$33.8	$31.6
Estimated interest factor in rent expense(2)	25.0	23.5	22.3	20.2	17.9

Total	$123.1	$67.5	$62.0	$54.0	$49.5

Ratio of earnings to fixed charges	1.0	3.4	5.0	5.0	8.5

(1)	The income from continuing operations before taxes for the year ended December 31, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.
(2)	Amounts represent those portions of rent expense that are reasonable approximations of interest costs.

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	($ in millions)
Earnings:
Income (loss) before taxes(1)	$(55.4)	$19.6
Add (deduct):
Earnings of non-consolidated affiliates	(0.2)	(0.4)
Amortization of capitalized interest	0.5	0.5
Capitalized interest	(0.6)	(0.1)
Fixed charges as described below	57.5	12.9

Total	$1.8	$32.5

Fixed charges:
Interest expensed and capitalized	$49.1	$7.2
Estimated interest factor in rent expense(2)	8.4	5.7

Total	$57.5	$12.9

Ratio of earnings to fixed charges(3)	—	2.5

(1)	For the three months ended March 31, 2016, income (loss) before taxes included $76.6 million of non-cash asset impairment restructuring charges associated with permanently closing the Henderson, NV chlor alkali plant and reconfiguring the facility to manufacture bleach and distribute caustic soda and hydrochloric acid.
(2)	Amounts represent those portions of rent expense that are reasonable approximations of interest costs.
(3)	The ratio coverage during the three months ended March 31, 2016 was less than 1:1. We would have needed to generate additional earnings of $55.7 million to achieve a coverage of 1:1 during the three months ended March 31, 2016.